Titan Machinery Inc. Announces Dealership Restructuring Plan

- Company Expects $25 million in Annual Cost Savings from Restructuring Plan -
- Consolidated Locations will be Merged into Adjacent Dealerships -
- Reorganized Operating Structure Expected to Increase Efficiency and Improve Customer Support -

West Fargo, ND - February 9, 2017 - Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment dealerships, today announced the implementation of a restructuring plan to consolidate certain dealership locations and a reorganization of its operating structure. The restructuring plan is expected to result in a significant reduction of expenses while allowing the Company to continue to provide a leading level of service to its customers. The Company closed one construction location during the fourth quarter ended January 31, 2017 and expects to close 14 agriculture locations during the first half of the current fiscal year.

Expected Financial Results of Restructuring Plan
The restructuring plan announced today is expected to be completed by the end of July 2017, the end of the Company’s second fiscal quarter. The Company is focused on retaining the majority of the revenue from the locations being closed by leveraging its footprint density and scale of the locations in a geographic proximity. The reduction in revenue is expected to be approximately $40 million, or less than 4% of overall Company revenue, on an annual basis and $30 million for the current fiscal year (fiscal 2018). The restructuring plan is expected to generate an annual expense reduction of approximately $25 million. For fiscal 2018, the expense reduction is expected to be approximately $20 million. The restructuring plan, excluding non-recurring costs described below, is expected to increase adjusted pre-tax income by approximately $16 million (or $0.44 per diluted share) on an annual basis and $13 million (or $0.37 per diluted share) for fiscal 2018.

The non-recurring pre-tax costs associated with this restructuring plan, consisting primarily of lease termination costs, asset impairment, and termination benefits are estimated to be approximately $13 million, of which approximately $3.5 million (or $0.10 per diluted share) is expected to be recognized in the fourth quarter of fiscal 2017 and approximately $9.5 million (or $0.26 per diluted share) is expected to be recognized in fiscal 2018. The restructuring costs to be recognized during the fourth quarter ended January 31, 2017 will not impact the previously announced adjusted earnings per share estimates or modeling assumptions for fiscal year 2017. The Company expects to achieve its previously announced modeling assumptions for its adjusted diluted loss for fiscal year 2017.

Management Comments
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “As we built one of the largest equipment dealership networks in North America, we made a number of acquisitions, including smaller ones, in close proximity to other locations in our network. Although it’s a difficult decision to close a Titan location, by consolidating these adjacent locations, we will be able to achieve increased scale and efficiency to support our customers in those markets. We are committed to and focused on retaining the majority of our customers and many specialty trained employees from locations that will be consolidated. Employees displaced by the restructuring plan will be offered positions in nearby locations where possible or will be offered severance benefits. The Company is committed to transparency and to treating employees affected by the restructuring plan with respect and fairness.”
Mr. Meyer continued, “In addition to location consolidation, we have reorganized our operating structure to increase our operating efficiency and provide additional focus on parts and service support.”

Mr. Meyer concluded, “We believe the expected $25 million in annual expense reduction from this restructuring plan, combined with our reduced inventory levels, better aligns our cost structure and balance sheet with current market conditions. As we begin fiscal 2018, we remain focused on managing the controllable aspects of our business and will continue to take the steps necessary to improve operational results, drive strong cash flow and better position our business for future profitable growth opportunities.”

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with dealership locations. The Company owns and operates a network of full service agricultural and construction equipment locations in the United States and Europe. The Titan Machinery network consists of 89 North American locations in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including one outlet store, and 20 European locations in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the number of locations expected to be closed as part of the restructuring plan, the timing for completion of the restructuring plan, the expected impact of the restructuring plan on our financial results and the operating structure reorganization involve known and unknown risks and uncertainties that may cause the Company’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, the Company’s ability to implement the restructuring plan efficiently and consistent with the current scope and plan, the impact of the restructuring plan on the Company’s financial results, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. The Company conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on the Company’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The Company disclaims, except as required by law, any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
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Partner
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